Department Stores National Bank
701 E. 60th Street North
Sioux Falls, South Dakota 57104

 May 30, 2008

Macy's, Inc.
7 West Seventh Street
Cincinnati, Ohio 45202
Attention:  General Counsel

FDS Bank
9111 Duke Boulevard
Mason, Ohio 45040
Attention:  President

Macy's Credit and Customer Services, Inc
9111 Duke Boulevard
Mason, Ohio 45040
Attention:  President

Ladies and Gentlemen:

            Reference is made to the Credit Card Program Agreement, dated as of June 1, 2005 (as amended, supplemented or otherwise modified from time to time, the "Program Agreement"), by and among Macy's, Inc. (fka Federated Department Stores, Inc.), a Delaware corporation, ("Macy's, Inc."), FDS Bank, a federally-chartered stock savings bank ("FDS Bank"), Macy's Credit and Customer Services, Inc. (fka FACS Group, Inc.), an Ohio corporation ("MCCS"), FDS Bank, Macy's Department Stores, Inc., an Ohio corporation ("Macy's"), Bloomingdale's, Inc., an Ohio corporation ("Bloomingdale's") (collectively the "Macy's Companies"), and Citibank, N.A., a national banking association ("Bank"), the interest of which under the Program Agreement was subsequently assigned to Department Stores National Bank ("DSNB").  Capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Program Agreement.

DSNB and the FDS Companies wish in this restated letter effective as of June 1, 2007 (the "Letter Agreement") to confirm our practice in certain respects.

1.         Schedule 1.1(i) is hereby amended by deleting the same in its entirety and substituting the attached new Schedule 1.1(i) in its place.

2.         Except as expressly amended by this Letter Agreement, the Program Agreement, as previously amended, remains unchanged.

3.         This Letter Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument, but in making proof of this Letter Agreement, it shall not be necessary to produce or account for more than one such counterpart.  Any facsimile or PDF of an executed counterpart shall be deemed an original.

4.         The agreements of the Parties set forth herein shall have the same effect as if approved by the unanimous approval of the Operating Committee pursuant to Article III of the Program Agreement.

[Remainder of Page Intentionally Left Blank]

Please acknowledge your agreement with the foregoing by executing this Letter Agreement as indicated below.

                                                                              Very truly yours,

By:   /s/ Douglas C. Morrison
Name: Douglas C. Morrison
Title: Citi Cards
        Vice President and Chief Fin. Officer
         Sioux Falls, SD

Agreed to by:

MACY'S, INC. (fka Federated Department Stores, Inc.)

By:   /s/  Dennis J. Broderick
Name:  Dennis J. Broderick
Title:  SVP, General Counsel & Secretary

FDS BANK

By:   /s/  Teresa Huxel
Name: Teresa Huxel
Title:  President

MACY'S CREDIT AND CUSTOMER SERVICES, INC. (fka FACS Group, Inc.)

By:   /s/  Teresa Huxel
Name:  Teresa Huxel
Title:  SVP & CFO

MACY'S DEPARTMENT STORES, INC.

By:   /s/  Dennis J. Broderick
Name: Dennis J. Broderick
Title:  President

BLOOMINGDALE'S, INC.

By:   /s/ Dennis J. Broderick
Name:   Dennis J. Broderick
Title:   Vice President

SCHEDULE 1.1(i)

Pre-Tax Profit, FDS Profit Share, Program Expenses and Program P&L

"FDS Profit Share" means the sum of:

(a) 10% of Pre-Tax Profit with respect to Pre-Tax Adjusted ROAA of 1.50% or less; provided that upon a Total Servicing Transfer, the 10% amount shall increase to 20%
plus	(b) 35% of Pre-Tax Profit with respect to Pre-Tax Adjusted ROAA of greater than 1.50% and less than or equal to 3.00%;
plus	(c) 60% of Pre-Tax Profit with respect to Pre-Tax Adjusted ROAA of greater than 3.00% and less than or equal to 4.50%; and
plus	(d) 85% of FDS Pre-Tax Profit with respect to Pre-Tax Adjusted ROAA of greater than 4.50%.

The FDS Profit Share will be calculated monthly based on the sum of the monthly Pre-Tax Profit for the period from the beginning of the then-current Fiscal Year through the end of the preceding Fiscal Month.

The Parties acknowledge that they have prior to the June, 2007, Fiscal Month recognized net finance charge on a billed sum-of-cycles basis for purposes of determining FDS Profit Share.  The Parties further acknowledge that during and after the June, 2007 Fiscal Month, the Parties shall instead recognize net finance charge on a billed sum-of-cycles basis plus an accrual to account for five or six (5 or 6) days of unbilled interest.  The Parties, in their discretion, will mutually agree on an appropriate method of calculating the accrued five or six (5 or 6) days of unbilled interest.

"Pre-Tax Adjusted ROAA" equals (a) Pre-Tax Profit divided by (b) an amount equal to the product of (i) Average Receivables divided by the total number of days in the applicable Fiscal Year multiplied by (ii) the number of days to date in the applicable Fiscal Year.

"Pre-Tax Profit" means the sum of:

(a)     income (from all sources, including finance charges, late fees, interchange fees, returned check or NSF fees, over limit fees, cash advance fees, foreign currency fees and other fees earned on the Accounts and Approved Ancillary Product revenues less direct expenses), excluding income from the Card Association payable to FDS pursuant to Section 9.3(c);

minus	(b) the sum of all concessions, reversals and write-offs of any portion of the Cardholder Indebtedness (including any principal or items of income of the type referred to in clause (a));
plus

(c)     the amount of all recoveries on Accounts written off subsequent to the Effective Date or reversals (including through receipt of merchant chargebacks and Sales Tax Refunds) of concessions, reversals and write-offs referred to in clause (b);

minus	(d) Program Expenses;
minus	(e) the amount of any increase in the Bad Debt Reserve for such period;
plus	(f) the amount of any decrease in the Bad Debt Reserve for such period;
minus	(g) Funding Costs;
minus	(h) the FDS Revenue Share;

provided that the amounts set forth in clause (a) of this definition that are unbilled finance charges and fees that constitute Gross Receivables (as defined in the Purchase Agreement) shall be excluded from the calculation of Pre-Tax Profit for the first Fiscal Month following the Effective Date; provided further, that conversion, start-up (including the establishment of the Program's initial Bad Debt Reserve (which shall reflect any impact from changes in cure, aging, or write-off policies)) and other one-time costs (including increases in Bad Debt Reserve required as a result of changes in Applicable Law applicable to Bank) shall not be deducted in calculating Pre-Tax Profit.  The Operating Committee may agree from time to time to include or exclude any other amounts in the calculation of Pre-Tax Profit; provided that to the extent the Agreement expressly provides that an amount shall be included or excluded from such calculation, such amounts shall be included or excluded, respectively, in or from such calculation.  The attached form of Program P&L shall be prepared on a monthly basis in accordance with this definition of Pre-Tax Profit.

"Program Expenses" means the sum of the following (without duplication):

(a) amount payable by Bank to the Macy's Companies pursuant to clause (d) of Schedule 9.3(a) (Marketing Reimbursement);
plus	(b) amount payable by Bank to the Macy's Companies pursuant to clause (e) of Schedule 9.3(a) (In-Store Payment Reimbursement);
plus	(c) amount payable by Bank to the Macy's Companies pursuant to clause (f) of Schedule 9.3(a) (Account Application SPIF Reimbursement);
plus	(d) amount payable by Bank to the Macy's Companies pursuant to clause (g) of Schedule 9.3(a) in respect of the FDS Servicing Charge;
plus

(e)     amount payable by Bank to the Macy's Companies pursuant to clause (h) of Schedule 9.3(a) (Value Proposition Payments)
minus
amount payable by the Macy's Companies to Bank pursuant to section IV of Schedule 4.8(a);

plus	(f) the amount of the Partner Servicing Charge;
plus	(g) additional marketing expenses incurred with the prior approval of the Operating Committee;
plus	(h) fraud losses incurred by Bank other than those subject to chargeback pursuant to Section 8.5;
plus

(i)      the costs paid by Bank pursuant to (1) Section 2.3(f) in connection with conversion of acquired accounts into the Program, (2) Section 4.5(b) in connection with the development and delivery of Credit Card Documentation, FDS Credit Cards and Solicitation Materials, (3) Section 4.10 in connection with excess sales tax cost reimbursements to FDS, (4) Section 5.3(a) in connection with Inserts required by Applicable Law and (5) Section 5.4 in connection with production and marketing costs, in each case to the extent the applicable Section expressly permits treatment of such costs as Program Expenses.

Except as otherwise expressly provided in Section 5.4, in no event shall the costs and expenses associated with Bank's obligations set forth in such Section be included in Program Expenses.  The Operating Committee may agree from time to time to include or exclude any other expense (or credit) amounts in the calculation of Program Expenses; provided that to the extent the Agreement expressly provides that an expense (or credit) is or is not a Program Expenses, such amounts shall be included or excluded, respectively, in or from the calculation of Program Expenses.